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                                                      --------------------------
                                                      OMB APPROVAL
FORM 3                                                OMB Number: 3235-0104
           U.S. SECURITIES AND EXCHANGE COMMISSION    Expires: December 31, 2001
                    Washington, DC 20549              Estimated average burden
                                                      hours per response 0.5
                                                      --------------------------


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

  Cuddihy, Jr.                        Robert                  V.
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   (Last)                            (First)              (Middle)

  50 Shannon Hill Road
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                                    (Street)

  Basking Ridge,                    New Jersey                 07920
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   (City)                            (State)                   (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     09/14/01
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

   National Auto Credit, Inc. (NAKD)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                      Chief Financial Officer and Treasurer
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person


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================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or        4. Nature of Indirect Beneficial
1. Title of Security                     Beneficially Owned         Indirect (I)            Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)              (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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No Securities Owned
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

*  If the Form is filed by more than one Reporting Person, see Instruction
   5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                         (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                       5. Owner-
                                                  3. Title and Amount of Securities                       ship
                                                     Underlying Derivative Security                       Form of
                         2. Date Exercisable         (Instr. 4)                                           Derivative
                            and Expiration Date   ---------------------------------     4. Conver-        Security:
                            (Month/Day/Year)                               Amount          sion or        Direct       6. Nature of
                         ----------------------                            or              Exercise       (D) or          Indirect
                         Date       Expira-                                Number          Price of       Indirect        Beneficial
1. Title of Derivative   Exer-      tion                                   of              Derivative     (I)             Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares          Security       (Instr. 5)      (Instr. 5)
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

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No Securities Owned
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====================================================================================================================================
Explanation of Responses:


      /s/ Robert V. Cuddihy, Jr.                            September 17, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.